Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 and Form S-8 (No. 333-276703) of our report dated March 6, 2025, except for the effects of discontinued operations as discussed in Notes 1 and 2, as to which the date is June 10, 2025, with respect to the consolidated financial statements of BrightSpring Health Services, Inc. which appears in this Current Report on Form 8-K.

/s/ KPMG LLP

Louisville, Kentucky
June 10, 2025